Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 27, 2012
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated January 27, 2012, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on January 27, 2012 to review preliminary fourth quarter and full year 2011 financial results.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally, and Executive Vice President and Chief Financial Officer Lewis Booth, will host a presentation for the investment community and news media.  Investors may access this presentation by dialing 866-318-8620 (or 1- 617-399-5139 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Controller Bob Shanks, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Chief Financial Officer Mike Seneski will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-318-8612 (or 1-617-399-5131 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors also may access replays of the presentations beginning after 2:00 p.m. the day of the event through Friday, February 3, 2012 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 64590735; the passcode for replays of the fixed income call is 53101023.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures "excluding special items" and/or with other adjustments.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are these same measures including special items and/or without adjustments.  We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents and net marketable securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash.  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities).

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
January 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 27, 2012	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated January 27, 2012

Exhibit 99

| News

FORD POSTS 2011 PRE-TAX OPERATING PROFIT OF $8.8 BILLION;
ONE-TIME SPECIAL ITEMS CONTRIBUTE TO $20.2 BILLION NET INCOME+

●	Full year pre-tax operating profit was $8.8 billion, or $1.51 per share, an increase of $463 million from a year ago

●
Full year net income was $20.2 billion, or $4.94 per share, an increase of $13.7 billion, or $3.28 per share, from a year ago. Net income includes a favorable one-time, non-cash special item of $12.4 billion from release of almost all of the valuation allowance against net deferred tax assets in the fourth quarter

●
Fourth quarter pre-tax operating profit was $1.1 billion, or 20 cents per share, a decrease of $189 million from fourth quarter 2010. Ford has posted a pre-tax operating profit for 10 consecutive quarters

●	Fourth quarter net income was $13.6 billion, or $3.40 per share, a $13.4 billion increase from fourth quarter 2010. As noted, one-time special items positively affected net income

●	Automotive pre-tax operating profit was $586 million for the fourth quarter and $6.3 billion for the full year, an increase of $1 billion from full year 2010

●	Ford Credit reported a pre-tax operating profit of $506 million for the fourth quarter and $2.4 billion for the full year, a decrease of $650 million from full year 2010

●	Revenue was $34.6 billion in the fourth quarter and $136.3 billion for the full year, an increase of $15.4 billion from full year 2010

●	Ford generated positive Automotive operating-related cash flow of $700 million in the fourth quarter and $5.6 billion for the full year. Ford ended 2011 with Automotive gross cash of $22.9 billion

●	Automotive debt was $13.1 billion as of Dec. 31, 2011, a reduction of $6 billion for the year

●	Automotive gross cash exceeded debt by $9.8 billion, an improvement of $8.4 billion for the year

●	Ford ended 2011 with $32.4 billion in total Automotive liquidity

●	Ford is well on track to achieve the goals in its mid-decade outlook

Financial Results Summary+	Fourth Quarter			Full Year
	2010	2011	B/(W) 2010	2010	2011	B/(W) 2010

Wholesales (000)++	1,389	1,427	38	5,313	5,695	382
Revenue (Bils.)++	$32.5	$34.6	$2.1	$120.9	$136.3	$15.4

Operating results
Pre-tax results (Mils.) ++	$1,293	$1,104	$(189)	$8,300	$8,763	$463
After-tax results (Mils.)+++	1,201	797	(404)	7,578	6,119	(1,459)
Earnings per share+++	0.30	0.20	(0.10)	1.91	1.51	(0.40)

Special items pre-tax (Mils.)	$(1,013)	$349	$1,362	$(1,151)	$(82)	$1,069

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$190	$13,615	$13,425	$6,561	$20,213	$13,652
Earnings per share	0.05	3.40	3.35	1.66	4.94	3.28

Automotive
Operating-related cash flow (Bils.)	$1.0	$0.7	$(0.3)	$4.4	$5.6	$1.2

Gross cash (Bils.)	$20.5	$22.9	$2.4	$20.5	$22.9	$2.4
Debt (Bils.)	19.1	13.1	6.0	19.1	13.1	6.0
Net cash (Bils.)	$1.4	$9.8	$8.4	$1.4	$9.8	$8.4

See end notes on page 8.

NOTE: Operating earnings per share is based on after-tax results; fourth quarter and full year 2011 operating results reflect higher tax rates as if the valuation allowance had not existed, while 2010 results have not been revised.

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DEARBORN, Mich., Jan. 27, 2012 – Ford Motor Company [NYSE: F] today reported 2011 full year pre-tax operating profit of $8.8 billion, an increase of $463 million from a year ago, as strong performance in North America and Ford Credit offset challenges in other parts of the world. This marks the company’s third year in a row of improving annual operating profits.

“We delivered strong results for the full year as we continued to serve our customers around the world with best-in-class vehicles and make progress toward our mid-decade goals,” said Alan Mulally, Ford president and CEO. “Despite the continued uncertainty in the external environment, the strength of our North American and Ford Credit operations allows us to continue to invest for future growth and develop outstanding products with segment-leading quality, fuel efficiency, safety, smart design and value.”

Full year 2011 net income was $20.2 billion, or $4.94 per share, an increase of $13.7 billion, or $3.28 per share, from a year ago. The results include a favorable one-time, non-cash special item of $12.4 billion for the release of almost all of the valuation allowance against the company’s net deferred tax assets.

Fourth quarter 2011 pre-tax operating profit was $1.1 billion, or 20 cents per share, a decrease of $189 million from fourth quarter 2010. Ford has now posted 10 consecutive quarters of pre-tax operating profit, as the company benefited from strong volume and revenue across its global product line.

Ford reported fourth quarter net income of $13.6 billion, or $3.40 per share, an increase of $13.4 billion, or $3.35 per share, from the fourth quarter of 2010. This includes the favorable impact related to releasing $12.4 billion of the valuation allowance. Ford began to record a valuation allowance against net deferred tax assets in the third quarter of 2006, reflecting large cumulative losses incurred, as well as its financial outlook at the time. Consistent delivery over the past few years of strong improvement in the company’s business results now supports the release of almost all of the valuation allowance.

Fourth quarter net income also was affected by a favorable special item of $401 million related to the sale of Ford’s Russian operations to the newly created FordSollers joint venture, which began operations on Oct. 1, 2011.

As a result of Ford’s 2011 financial performance, Ford will make profit sharing payments to approximately 41,600 eligible U.S. hourly employees. In accordance with the formula in the UAW-Ford collective bargaining agreement, Ford’s North American pre-tax profits of $6.2 billion will generate approximately $6,200 per eligible employee on a full year basis. Based on first-half 2011 results, the formula generated approximately $3,750 per employee, which was distributed in December 2011. For the second half of 2011, the formula generated approximately $2,450 per employee, which is planned to be distributed in March. Individual profit sharing payments will be higher or lower based on employee compensated hours.

Ford generated positive Automotive operating-related cash flow of $700 million in the fourth quarter and $5.6 billion in the full year, an improvement of $1.2 billion from full year 2010.

Ford finished the year with Automotive gross cash of $22.9 billion, compared with Automotive gross cash of $20.8 billion as of Sept. 30, 2011, and $20.5 billion as of Dec. 31, 2010. Ford had total Automotive debt of $13.1 billion as of Dec. 31, 2011, compared with total Automotive debt of $12.7 billion as of Sept. 30, 2011, and $19.1 billion as of Dec. 31, 2010. Total Automotive liquidity at year end 2011 was $32.4 billion, including all available credit lines.

As part of Ford’s long-term strategy to reduce risk in its funded pension plans, the company expects to make cash contributions to its funded pension plans in 2012 of about $3.5 billion globally, including discretionary contributions to its U.S. plans of about $2 billion.

“2011 marked a milestone year in our work to strengthen our balance sheet. We increased Automotive cash, reduced debt and improved liquidity, clearing the way for us to resume paying a quarterly dividend,” said Lewis Booth, Ford executive vice president and chief financial officer. “We are building on this strong foundation in 2012 and taking actions when appropriate to strengthen further our balance sheet.”

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FOURTH QUARTER AND FULL YEAR 2011 HIGHLIGHTS

●	Continued product momentum -- launched all-new global Ranger; launched 1.0-liter, 3-cylinder EcoBoost engine; and debuted all-new Escape
●
Third consecutive year of higher U.S. market share and three-point share gain over the period for Ford brand; higher share in Asia Pacific Africa; three consecutive quarters of year-over-year share gains in Europe

●	Improved U.S. competitiveness with four-year agreement with UAW
●	Announced 2011 profit sharing and resumption of quarterly dividends
●	Two consecutive years of more than $8 billion in pre-tax operating profits and third consecutive year of improved annual profits
●	Automotive debt reduced by $6 billion; year end Automotive cash net of debt increased by $8.4 billion to $9.8 billion
●	Broke ground on four new assembly and powertrain plants in Asia Pacific Africa region, and launched FordSollers joint venture in Russia

AUTOMOTIVE SECTOR

Automotive Sector*	Fourth Quarter			Full Year
	2010	2011	B/(W) 2010	2010	2011	B/(W) 2010

Wholesales (000)	1,389	1,427	38	5,313	5,695	382
Revenue (Bils.)	$30.3	$32.6	$2.3	$111.2	$128.2	$17.0
Pre-tax results (Mils.)	$741	$586	$(155)	$5,297	$6,332	$1,035
* Excludes special items

Total Automotive pre-tax operating profit in the fourth quarter was $586 million, a decrease of $155 million from fourth quarter 2010. The decrease is explained by higher costs, including higher commodity costs, higher compensation costs in North America related to the new UAW agreement (including the one-time ratification bonus), and unfavorable exchange rates. This was offset partially by favorable net pricing and volume and mix.

Full year pre-tax operating profit was $6.3 billion, an improvement of $1 billion. Strong performance in North America and a solid profit in South America offset performance in Asia Pacific Africa and Europe.

Total vehicle wholesales in the fourth quarter were 1.4 million units, up 38,000 units from fourth quarter 2010. Higher wholesales in North America were offset by lower wholesales in South America, Europe and Asia Pacific Africa. Full year wholesales were 5.7 million units, an increase of 382,000 units.

Total Automotive revenue in the fourth quarter was $32.6 billion, up $2.3 billion from fourth quarter 2010. Full year Automotive revenue was $128.2 billion, up $17 billion from a year ago.

North America: In the fourth quarter, North America reported a pre-tax operating profit of $889 million, compared with a profit of $670 million a year ago. The pre-tax operating margin also improved to 4.5 percent from 3.9 percent a year ago. The increase in profits is explained by higher volume and mix and net pricing, offset partially by increased costs, including higher commodity and warranty and freight costs. Wholesales in the fourth quarter were 693,000 units, up 78,000 units from a year ago. Revenue in the fourth quarter was $19.6 billion, up $2.4 billion from a year ago.

For the full year, North America reported a pre-tax operating profit of $6.2 billion, compared with a profit of $5.4 billion a year ago.

South America: In the fourth quarter, South America reported a pre-tax operating profit of $108 million, compared with a profit of $281 million a year ago. The decrease is explained primarily by unfavorable exchange and higher costs, with essentially all of the total cost increase driven by higher commodity costs. Wholesales in the fourth quarter were 124,000 units, down 18,000 units from a year ago. Revenue in the fourth quarter was $2.8 billion, unchanged from a year ago.

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For the full year, South America reported a pre-tax operating profit of $861 million, compared with a profit of $1 billion a year ago.

Europe: In the fourth quarter, Europe reported a pre-tax operating loss of $190 million, compared with a loss of $51 million a year ago. The decrease is primarily explained by higher material costs, about half of which are due to higher commodity costs, and lower subsidiary profits. This was offset partially by favorable volume and mix, structural cost improvements, and favorable net pricing. Wholesales in the fourth quarter were 391,000 units, down 6,000 units from a year ago. Revenue in the fourth quarter, which excludes sales at unconsolidated joint ventures, was $8.3 billion, up $200 million from a year ago.

For the full year, Europe reported a pre-tax operating loss of $27 million, compared with a profit of $182 million a year ago.

Asia Pacific Africa: In the fourth quarter, Asia Pacific Africa reported a pre-tax operating loss of $83 million, compared with a profit of $23 million a year ago. The decline reflects unfavorable volume and mix from the impact of the Thailand flooding, as well as higher costs associated with new products and investments for future growth. These were offset partially by higher net pricing. Wholesales in the fourth quarter were 219,000 units, down 16,000 units from a year ago. The company estimates the production impact from Thailand flooding was approximately 34,000 units. Revenue in the fourth quarter, which excludes sales at unconsolidated joint ventures, was $1.9 billion, down $300 million from a year ago.

For the full year, Asia Pacific Africa reported a pre-tax operating loss of $92 million, compared with a profit of $189 million a year ago.

Other Automotive: In the fourth quarter, Other Automotive reported a loss of $138 million, compared with a loss of $182 million a year ago. The loss mainly reflects net interest expense.

For the full year, Other Automotive reported a loss of $601 million, compared with a loss of $1.5 billion a year ago.

FINANCIAL SERVICES SECTOR

Financial Services Sector	Fourth Quarter			Full Year
	2010	2011	B/(W) 2010	2010	2011	B/(W) 2010
Revenue (Bils.)	$2.2	$2.0	$(0.2)	$9.7	$8.1	$(1.6)
Ford Credit pre-tax results (Mils.)	$572	$506	$(66)	$3,054	$2,404	$(650)
Other Financial Services pre-tax results (Mils.)	(20)	12	32	(51)	27	78
Financial Services pre-tax results (Mils.)	$552	$518	$(34)	$3,003	$2,431	$(572)

For the fourth quarter, the Financial Services sector reported a pre-tax operating profit of $518 million, compared with a profit of $552 million a year ago.

Ford Motor Credit Company: In the fourth quarter, Ford Credit reported a pre-tax operating profit of $506 million, compared with a profit of $572 million a year ago. The decrease, which is in line with expectations, is more than explained by fewer leases being terminated and the related vehicles sold at a gain.

For the full year, Ford Credit reported a pre-tax operating profit of $2.4 billion, compared with a profit of $3.1 billion a year ago.

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OUTLOOK 2012

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

●	Aggressively restructuring to operate profitably at the current demand and changing model mix
●	Accelerating the development of new products that customers want and value
●	Financing the plan and improving the balance sheet
●	Working together effectively as one team, leveraging Ford’s global assets

Ford made major progress under the One Ford plan in 2011 and is well on track to achieve the goals in its mid-decade outlook. The company launched new global vehicles, including the Focus and Ranger, and continued to expand its production facilities in global growth markets such as China, India and Russia.

Product momentum will continue in 2012 with the global introduction of the new Fusion and Lincoln MKZ – the first vehicles from the company’s new global CD platform. In the C-segment, Ford continues to roll out the Focus and will launch the new Escape and Kuga. The B-segment portfolio also is expanding with the B-MAX in Europe and the EcoSport in global markets. Ranger will be launched in additional global markets throughout the year. Ford also is continuing the global expansion of its fuel-efficient EcoBoost™ engines. This includes North America, where the company is tripling the production capacity of EcoBoost-equipped Ford vehicles.

Ford expects U.S. full year industry volume to be in the range of 13.5 million to 14.5 million vehicles. The company expects European full year industry sales in the 19 markets Ford tracks to be in the range of 14 million to 15 million. Both estimates include medium and heavy trucks.

The company expects its full year market share in the U.S. and Europe to be about equal compared to 2011. Ford’s market share in 2011 was 16.5 percent in the U.S. and 8.3 percent in Europe.

Ford expects to deliver year-over-year improvements in quality.

The company also is releasing its key metrics for financial performance in 2012. Ford expects Automotive pre-tax operating profit to improve from 2011. Ford Credit is expected to be solidly profitable, although at a lower level than 2011. Total company pre-tax operating profit is expected to be about equal to 2011. Automotive structural costs are expected to increase by less than $2 billion to support higher volumes, new product launches and global growth plans. Although the company expects an increase in commodity costs, the increase is not expected to be material. Automotive operating margin is expected to improve from 2011.

Ford expects capital expenditures in 2012 to be $5.5 billion to $6 billion as it continues to invest in product and growth plans.

“We are making consistent progress on our commitment to deliver great products, invest for global growth, build a strong business and provide profitable growth for all,” said Mulally. “We recognize we have challenges and opportunities ahead. We are excited about realizing the full potential of the global scale and operating margin benefits inherent in our One Ford plan. We also are excited about what leveraging our global assets ultimately will deliver for everyone associated with our business.”

Ford’s planning assumptions and key metrics, and near-term production volumes are shown below:

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	2011 Full Year	2011 Full Year
	Plan	Results
Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	13.0 - 13.5	13.0
-- Europe (Mils.)**	14.5 - 15.5	15.3

Operational Metrics
Compared with Prior Year:
- U.S. Market Share	Equal / Improve	16.5% (up 0.1 ppt.)
- U.S. Retail Share of Retail Market***	Equal / Improve	14.0% (equal)

- Europe Market Share**	Equal / Improve	8.3% (down 0.1 ppt.)

- Quality	Improve	Mixed

Financial Metrics
Compared with Prior Year:
- Total Company Pre-Tax Operating Profit****	Improve	$8.8 Bils. (up $0.5 Bils.)
- Automotive Structural Costs*****	Higher	$1.4 Bils. Higher
- Commodity Costs (Incl. Hedging)	Higher	$2.3 Bils. Higher
- Automotive Operating Margin****	Equal / Improve	5.4% (down 0.7 ppt.)
- Automotive Operating-Related Cash Flow	Improve	$5.6 Bils. (up $1.2 Bils.)

Absolute Amount:
- Capital Spending (Bils.)	$5 - $5.5	$4.3

We Delivered Continued Improvement In Pre-Tax Operating Profit And Automotive Operating-Related Cash Flow

*	Includes medium and heavy trucks
**	The 19 markets we track
***	Current quarter estimated; prior quarters based on latest Polk data
****	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
*****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

2012 Full Year
Plan
Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	13.5 - 14.5
-- Europe (Mils.)**	14.0 - 15.0

Operational Metrics
Compared with Prior Year:
Market Share -- U.S.	About Equal
-- Europe**	About Equal

Quality	Improve

Financial Metrics
Compared with Prior Year:
- Automotive Pre-Tax Operating Profit***	Higher
- Ford Motor Credit Pre-Tax Operating Profit	Lower
- Total Company Pre-Tax Operating Profit***	About Equal
- Automotive Structural Costs Increase****	Less Than $2 Bils.
- Automotive Operating Margin***	Improve

Absolute Amount:
- Capital Spending (Bils.)	$5.5 to $6

Improved 2012 Automotive Pre-Tax Operating Profit, Strong Operating-Related Cash Flow, and Solid Ford Credit Profit

*	Includes medium and heavy trucks
**	The 19 markets we track
***	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

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Production Volumes*
	2011 Actual				2012
	Fourth Quarter		Full Year		First Quarter Forecast
	Units	O/(U) 2010	Units	O/(U) 2010	Units	O/(U) 2011
	(000)	(000)	(000)	(000)	(000)	(000)

North America	675	82	2,698	292	675	18

South America	100	(22)	461	(15)	100	(12)

Europe	402	5	1,634	(8)	410	(36)

Asia Pacific Africa	191	(45)	861	34	215	(21)

Total	1,368	20	5,654	303	1,400	(51)

*	Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

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+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Annual Report on Form 10-K for the year ended Dec. 31, 2011.  The following information applies to the information throughout this release:

●	Pre-tax operating results exclude special items unless otherwise noted.
●
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

●
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year volume and mix.

●	As a result of the sale of Volvo, 2010 results for Volvo were reported as special items and excluded from wholesales, revenue and operating results.
●
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the Jan. 27, 2012 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items.
+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

●	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
●	Decline in market share or failure to achieve growth;
●	Lower-than-anticipated market acceptance of new or existing products;
●
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

●	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
●	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
●	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
●	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
●
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

●	Single-source supply of components or materials;
●	Labor or other constraints on our ability to maintain competitive cost structure;
●	Work stoppages at Ford or supplier facilities or other interruptions of production;
●	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
●	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
●	Restriction on use of tax attributes from tax law "ownership change;"
●	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;
●	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
●
A change in our requirements for parts where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);

●	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
●	Adverse effects on our operations resulting from certain geo-political or other events;
●	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
●	Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations;
●	Failure of financial institutions to fulfill commitments under committed credit facilities;
●
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

●	Higher-than-expected credit losses;
●	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
●	Collection and servicing problems related to finance receivables and net investment in operating leases;
●	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
●	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Act") and its implementing rules and regulations;
●	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
●	Inability of Ford Credit to obtain competitive funding.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Ford's forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A . Risk Factors" of Ford's Annual Report on Form 10-K for the year ended December 31, 2010.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary fourth quarter 2011 financial results at 7 a.m. EST today.  The following briefings will be conducted after the announcement:

●
At 9 a.m. EST, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the 2011 fourth quarter.

●
At 11 a.m. EST, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and Mike Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Friday, January 27
Earnings Call: 9 a.m. EST
Toll Free: 866.318.8620
International: 617.399.5139
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EST
Toll Free: 866.318.8612
International: 617.399.5131
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Friday, February 3.
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 64590735
Fixed Income: 53101023

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

# # #

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	Todd Nissen	Community: Larry Heck	Investment Community: Shawn Ryan	Inquiries: 1.800.555.5259 or
	1.313.322.4898	1.313.594.0613	1.313.621.0881	1.313.845.8540
	tnissen@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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REVENUE RECONCILIATION TO GAAP
	Fourth Quarter		Full Year
	2010	2011	2010	2011
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

North America	$17.2	$19.6	$64.4	$75.0
South America	2.8	2.8	9.9	11.0
Europe	8.1	8.3	29.5	33.8
Asia Pacific Africa	2.2	1.9	7.4	8.4
Total Automotive (excl. special items)	$30.3	$32.6	$111.2	$128.2
Special items -- Volvo	-	-	8.1	-
Total Automotive	$30.3	$32.6	$119.3	$128.2
Financial Services	2.2	2.0	9.7	8.1
Total Company	$32.5	$34.6	$129.0	$136.3

Memo:
Total Company (excl. Volvo)	$32.5	$34.6	$120.9	$136.3

NET INCOME / (LOSS) RECONCILIATION TO GAAP
		Fourth Quarter		Full Year
			B /(W)		B /(W)
		2011	2010	2011	2010
		(Mils.)	(Mils.)	(Mils.)	(Mils.)
	Income / (Loss)
	Pre-tax results (excl. special items)	$1,104	$(189)	$8,763	$463
	Special items*	349	1,362	(82)	1,069
	Pre-tax results (incl. special items)	$1,453	$1,173	$8,681	$1,532
	(Provision for) / Benefit from income taxes	12,161	12,253	11,541	12,133
	Net income / (loss)	$13,614	$13,426	$20,222	$13,665
	Less: Income / (Loss) attributable to non-controlling interests	(1)	1	9	13
	Net income / (loss) attributable to Ford	$13,615	$13,425	$20,213	$13,652

*	See page 14 for details of special items

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INCOME / (LOSS) FROM CONTINUING OPERATIONS
	Fourth Quarter		Full Year
	2010	2011	2010	2011
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$670	$889	$5,409	$6,191
South America	281	108	1,010	861
Europe	(51)	(190)	182	(27)
Asia Pacific Africa	23	(83)	189	(92)
Other Automotive	(182)	(138)	(1,493)	(601)
Total Automotive (excl. special items)	$741	$586	$5,297	$6,332
Special items -- Automotive	(1,013)	349	(1,151)	(82)
Total Automotive	$(272)	$935	$4,146	$6,250
Financial Services	552	518	3,003	2,431
Pre-tax results	$280	$1,453	$7,149	$8,681
(Provision for) / Benefit from income taxes	(92)	12,161	(592)	11,541
Net income / (loss)	$188	$13,614	$6,557	$20,222
Less: Income / (Loss) attributable to non-controlling interests	(2)	(1)	(4)	9
Net income / (loss) attributable to Ford	$190	$13,615	$6,561	$20,213

Memo: Excluding special items
Pre-tax results	$1,293	$1,104	$8,300	$8,763
(Provision for) / Benefit from income taxes	(94)	(308)	(726)	(2,635)
Less: Income / (Loss) attributable to non-controlling interests	(2)	(1)	(4)	9
After-tax results	$1,201	$797	$7,578	$6,119

NET INTEREST RECONCILIATION TO GAAP
		Fourth Quarter		Full Year
		2010	2011	2010	2011
		(Mils.)	(Mils.)	(Mils.)	(Mils.)

	Interest expense	$(332)	$(183)	$(1,807)	$(817)
	Interest income	84	96	262	387
	Subtotal	$(248)	$(87)	$(1,545)	$(430)

	Adjusted for items included / excluded from net interest
	Include: Gains / (Losses) on cash equiv. and marketable securities*	(7)	(24)	29	(8)
	Exclude: Special items	-	-	-	(2)
	Other	(11)	(15)	(47)	(60)

	Net Interest	$(266)	$(126)	$(1,563)	$(500)

*	Excludes mark-to-market adjustments of our investment in Mazda

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SPECIAL ITEMS
		Fourth Quarter		Full Year
		2010	2011	2010	2011
		(Mils.)	(Mils.)	(Mils.)	(Mils.)
	Personnel and Dealer-Related Items
	Personnel-reduction actions	$(35)	$(56)	$(145)	$(269)
	Mercury discontinuation / Other dealer actions	(49)	(47)	(339)	(151)
	Job Security Benefits / Other	(39)	60	36	93
	Total Personnel and Dealer-Related Items	$(123)	$(43)	$(448)	$(327)

	Other Items
	Belgium pension settlement	$-	$(5)	$-	$(109)
	Debt reduction actions	(893)	-	(853)	(60)
	Sale of Volvo and related charges	(1)	-	179	8
	FordSollers Gain	-	401	-	401
	Other (Incl. Foreign Currency Translation Adjustment)	4	(4)	(29)	5
	Total Other Items	$(890)	$392	$(703)	$245

	Total Special Items	$(1,013)	$349	$(1,151)	$(82)

	Tax Special Items*	$2	$12,469	$134	$14,176

	Memo:
	Special Items impact on earnings per share	$(0.24)	$3.20	$(0.25)	$3.43

*	Primarily represents valuation allowance reversal at Year End ($12.4 billion) and valuation allowance consumed against operating results

CALCULATION OF EARNINGS PER SHARE

	Fourth Quarter 2011		Full Year 2011
		After-Tax		After-Tax
	Net Income	Operating	Net Income	Operating
	Attributable	Excl. Special	Attributable	Excl. Special
	to Ford	Items	to Ford	Items

After-Tax Results (Mils.)
After-tax results*	$13,615	$797	$20,213	$6,119
Effect of dilutive 2016 Convertible Notes**	16	11	64	44
Effect of dilutive 2036 Convertible Notes**	1	-	2	-
Effect of dilutive convertible Trust Preferred Securities**/***	-	-	40	27
Diluted after-tax results	$13,632	$808	$20,319	$6,190

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,800	3,800	3,793	3,793
Net dilutive options and warrants****	117	117	187	187
Dilutive 2016 Convertible Notes	95	95	95	95
Dilutive 2036 Convertible Notes	3	3	3	3
Dilutive convertible Trust Preferred Securities***	-	-	33	33
Diluted shares	4,015	4,015	4,111	4,111

EPS (Diluted)	$3.40	$0.20	$4.94	$1.51

*	Excludes Income / (Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed on page 14
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

***
On March 15, 2011, the Trust Preferred Securities, which were convertible into Ford common stock, were fully redeemed and, as a result, for purposes of dilution effect, the Full Year average shares outstanding does reflect the common stock underlying the Trust Preferred Securities only through March 15. However, the quarterly dilution calculation for the Fourth Quarter of 2011 does not include the underlying common stock as the Trust Preferred Securities have been redeemed

****
Net dilutive effect includes approximately 57 million and 111 million dilutive shares for Fourth Quarter and Full Year, respectively, representing the net share settlement methodology for the 362 million warrants outstanding as of December 31, 2011

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AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP

	Dec. 31,	Sep. 30,	Dec. 31,
	2010	2011	2011
	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$6.3	$8.1	$7.9
Marketable securities*	14.2	12.7	15.0
Total cash and marketable securities	$20.5	$20.8	$22.9

Securities in transit**	-	-	-
Gross cash	$20.5	$20.8	$22.9

*
Included at December 31, 2011 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $201 million; the estimated fair value of these securities is $201 million. Also included are Mazda marketable securities with a fair value of $110 million. For similar datapoints for the other periods listed here, see our prior period SEC reports

**	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

	Fourth Quarter		Full Year
	2010	2011	2010	2011
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations*	$1.8	$2.5	$6.4	$9.3

Items included in operating-related cash flows
Capital expenditures	(1.1)	(1.2)	(3.9)	(4.3)
Proceeds from the exercise of stock options	0.1	-	0.3	0.1
Net cash flows from non-designated derivatives	0.1	-	(0.2)	0.1

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	-	0.1	0.2	0.3
Pension contributions	0.2	0.1	1.0	1.1
Tax refunds and tax payments from affiliates	(0.2)	(1.0)	(0.2)	(1.4)
Other**	0.1	0.2	0.8	0.4
Operating-related cash flows	$1.0	$0.7	$4.4	$5.6

*
2010 adjusted to reflect the reallocation of amounts previously displayed in "Net change in intersector receivables / payables and other liabilities" on our Sector Statement of Cash Flows. These amounts are being reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our Sector Statement of Cash Flows

**	2010 Full Year includes Volvo cash flows

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